REZCONNECT TECHNOLOGIES, INC.

                         CONDENSED FINANCIAL STATEMENTS

                               TWELVE MONTHS ENDED
                           DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)

                                    CONTENTS

                                                                           Page
                                                                           ----
AUDIT   REPORT                                                               1

FINANCIAL STATEMENTS

     Balance SheetS                                                          2
     StatementS of Operations                                                3
     Notes of Financial Statements                                          4-10

To The Board of Directors
REZconnect Technologies, Inc.
560 Sylvan Avenue
Englewood Cliffs, N.J. 07632





The accompanying balance sheet of REZconnect Technologies, Inc., and the related statements of income, retained earnings and cash flows for the year then ended were not audited by us and, accordingly, we do not express an opinion on them.

We are not able to audit, as of the date of this letter, REZconnect Technologies, Inc's financial statements for the year ended December 31, 2003, as we have filed for registration with the Public Companies Accounting Oversight Board (PCAOB) and our approval is pending.




Dischino & Associates
Certified Public Accountants

March 29, 2004

See accompanying notes to condensed financial statements.


                          REZCONNECT TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                                DECEMBER 31, 2003
                                     ASSETS
                                                                                    December 31,        December 31,
                                                                                        2003               2002
                                                                                     -----------        -----------
                                                                                     (Unaudited)
CURRENT ASSETS
     Cash and cash equivalents .................................................     $    78,619        $    63,318
     Short-term investments ....................................................         805,955            711,520
     Accounts receivable, less allowance for doubtful
         accounts of $71,257
     December 31, 2003 and December 31, 2002, respectively .....................         277,650            270,806
     Current portion of notes receivable .......................................            --               76,281
                                                                                     -----------        -----------
            Total Current Assets ...............................................       1,162,224          1,121,925
                                                                                     -----------        -----------
OTHER ASSETS
     Capitalized software costs, at cost, less accumulated
         amortization of $622,890 and $311,445 as of
         December 31, 2003 and December 31, 2002 ...............................         933,088            934,334
     Deferred costs, at cost, less accumulated amortization
         of $54,999 as of December 31, 2003 ....................................         308,348               --
     Notes receivable, less current portion ....................................         558,138            440,641
     Security deposits and other assets ........................................          18,800             21,313
                                                                                     -----------        -----------
              Total Other Assets ...............................................       1,818,374          1,396,288
                                                                                     -----------        -----------
              TOTAL ASSETS .....................................................     $ 2,980,598        $ 2,518,213
                                                                                     ===========        ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses .....................................     $   133,049             81,612
     Deferred revenue ..........................................................            --               76,281
     Current maturities of long term debt ......................................          16,152              2,893
                                                                                     -----------        -----------
              Total Current Liabilities ........................................         149,201            160,786
                                                                                     -----------        -----------
OTHER LIABILITIES
     Long term debt, less current maturities ...................................         308,348            321,607
     Deferred revenue ..........................................................         588,138            440,641
     Security deposits payable .................................................          33,656             42,627
                                                                                     -----------        -----------
              Total Other Liabilities ..........................................         930,142            804,875
                                                                                     -----------        -----------
              Total Liabilities ................................................       1,079,343            965,661
                                                                                     -----------        -----------
SHAREHOLDERS' EQUITY
     Preferred stock; par value $.001; authorized 5,000,000
         shares; -0- shares issued and outstanding .............................            --                 --
     Common stock, par value $.001; authorized 20,000,000
         shares; 10,462,983 shares
         issued and outstanding ................................................          10,462              9,362
     Additional paid-in capital ................................................       6,439,863          6,198,963
     Accumulated deficit .......................................................      (4,549,070)        (4,655,773)
                                                                                     -----------        -----------
              Total Shareholders' Equity .......................................       1,901,255          1,552,552
                                                                                     -----------        -----------
              TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .......................     $ 2,980,598        $ 2,518,213
                                                                                     ===========        ===========
           See accompanying notes to condensed financial statements.

                          REZCONNECT TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)






                                                                                         2003               2002
                                                                                     ------------       ------------
Revenues
     Franchise sales .......................................................         $    135,355       $     12,876
     Franchisee service fees and other .....................................              623,390            621,483
     Travel services and products ..........................................            1,725,100          1,500,616
Online Travel Income .......................................................              578,872             98,129
     Advertising and other .................................................                 --              110,010
                                                                                     ------------       ------------
         Total Revenues ....................................................            3,062,717          2,343,114
                                                                                     ------------       ------------
Operating Expenses
     Cost of travel services and products ..................................            1,459,537          1,350,916
     Marketing and selling .................................................               91,926             92,373
     General and administrative, including
         $144,356 in 2002 in the form of
         common stock issued to employees
         and others ........................................................            1,218,712            753,927
     Impairment of goodwill ................................................                 --              153,400
     Impairment of advertising receivable ..................................                 --            1,496,000
Depreciation and amortization expense ......................................              651,456            332,030
                                                                                     ------------       ------------
         Total operating expenses ..........................................            3,421,631       $  4,178,646
                                                                                     ------------       ------------

         Loss before other income and income
              taxes ........................................................             (358,914)        (1,835,532)

Other Income - primary interest ............................................               20,332             34,200
Income taxes ...............................................................                 --                 --
                                                                                     ------------       ------------
         Net loss ..........................................................             (338,582)        (1,801,332)

Preferred dividends ........................................................                 --               35,808
                                                                                     ------------       ------------
         Net loss applicable to
              common shareholders ..........................................             (338,532)        (1,837,140)

     Earnings (Loss) Per Share:
         Weighted average common shares
         outstanding .......................................................           10,227,788          7,915,078
                                                                                     ------------       ------------
     Basic and diluted loss ................................................         $       (.03)      $       (.23)
                                                                                     ------------       ------------

                          REZCONNECT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

       In the opinion of management, the accompanying unaudited condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the Company's financial position as of December 31, 2003 and the results of its operations and cash flows for each of the twelve months periods ended December 31, 2003 and 2002. These statements are condensed and therefore do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The statements should be read in conjunction with financial statements and footnotes included in the Company's financial statements and footnotes as of December 31, 2003 and for the year then ended previously filed with the Securities and Exchange Commission.

    Recent Accounting Pronouncements

    In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities - an Interpretation of ARB No. 51" ("FIN 46"), which addresses consolidation of variable interest entities. FIN 46 expands the criteria for consideration in determining whether a variable interest entity should be consolidated by a business entity, and requires existing unconsolidated variable interest entities (which include, but are not limited to, Special Purpose Entities, or SPEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after September 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on the results of operations or financial position of the Company.

    In May 2003, the FASB issued Statement of Financial Accounting Standard "(SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. The Company does not believe that the adoption of SFAS No. 149 will have a material impact on its financial statements.

    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how companies classify and measures certain financial instruments with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective beginning with the second quarter of fiscal 2004; the Company does not believe the adoption of SFAS No. 150 will have a material impact on its financial statements.


2. RECLASSIFICATION

   The December 31, 2003 financial statements have been reclassified to conform to the September 30, 2003 presentation. Such reclassifications had no effect on net income.

                          REZCONNECT TECHNOLOGIES, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)

3. GOODWILL

   The excess of cost over net assets acquired (goodwill) was being amortized on a straight-line basis over five years.

   On January 1, 2002, pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", amortization of goodwill was discontinued. The Company reviewed the remaining goodwill recorded and has deemed it to have no value based upon current economic conditions. Accordingly, the Company has recorded a charge for $153,400 to the franchise and travel related management services segment of the Company.

   The following table presents adjusted net loss and loss per share data restated to include the retroactive impact of the adoption of SFAS No. 142 for the year 2002:

        Net loss as reported                                $       (1,837,140)
        Add back: Goodwill amortization                                     -
        Pro forma net loss                                          (1,837,140)
        Loss per share as reported                                       (.23)
        Pro forma loss per share                                         (.23)

4. ADVERTISING RECEIVABLE

   In January 2000, the Company entered into an agreement with a company that specializes in arranging and brokering the placement of cable advertising. Under the terms of the agreement, the Company issued 207,289 shares of its common stock in return for the promise by the other party to provide approximately $2,021,000 of cable advertising credits to the Company. Through December 31, 2000, the Company utilized approximately $25,000 of such credits. No credits were utilized during 2001 and 2002. Advertising expense is charged when the advertising credits are utilized. An allowance of $500,000 was taken against the receivable balance as of December 31, 2001 due to non-use of the advertising credits and a dispute with the vendor over the terms of the agreement. Recently, the Company discovered that the vendor is no longer in business. As such, an impairment of $1,496,000 was recorded as of December 31, 2002. The Company intends to vigorously pursue this matter in the near future but has elected to record the impairment since the cable advertising placement company has ceased operations and maybe judgment proof.

5. SHAREHOLDERS' EQUITY

   On February 11, 2003, the Company's Board of Directors approved and ratified the issuance of 800,000 shares to Your Travel Biz, Inc. and 200,000 shares to YTB Travel and Cruises, Ltd. in exchange for an exclusive contract to service the Company's web-sites and travel services over a 20-year period. In addition, the Company loaned YTB Travel and Cruises Ltd. and Your Travel Biz, Inc. $150,000. $100,000 was provided in cash and the remaining $50,000 was provided in credits against monthly billings. The loan was to be repaid beginning December 1, 2003, in monthly installments of $10,000 including interest at 8% per annum. However Your Travel Biz, Inc. and YTB Travel And Cruises, Ltd., elected to repay the amount in full in November 2003.

   Common Stock Issued

   During the twelve months ended December 31, 2003 and 2002, the Company issued the following shares of common stock, which were recorded at their fair value at the time of issuance:

                          REZCONNECT TECHNOLOGIES, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)

5. SHAREHOLDERS' EQUITY (CONTINUED)

   In April 2002, the Company issued approximately 1,172,000 shares of its common stock to the former members of Global Travel Network LLC (a predecessor to the Company) ("Global") in the form of a distribution of Global's earnings ($258,000) prior to the merger with Playorena.

   Also, in April 2002, the Company issued 132,420 shares of common stock to employees in connection with their employment for the three months ended March 31, 2002. The compensation related to the shares was accrued at March 31, 2002.

   In September 2002, preferred shareholders agreed to convert 90,926 preferred shares into 636,482 shares of common stock, in addition, 89,115 shares of common stock were issued to preferred shareholders as a dividend.

   In February 2003, the Company issued 800,000 and 200,000 shares to Your Travel Biz, Inc. and YTB Travel and Cruises, LTD. respectively in exchange for a 20 year service contract (see above).

   In April and September 2003, The Company issued 50,000 and 30,000 shares respectively to a vendor in payment for software development services rendered.

   In September 2003, 20,000 shares were issued to a vendor for the creation of an infomercial.

   As of December 31, 2003 and December 31, 2002, common shares are reserved for issuance as follows:

       Warrants
       --------

   Exercisable at $5.00 per share through December 2004             217,000
        Exercisable at $10.00 per share through November 2003       143,497

       Options
       -------

        Exercisable at various amounts through 2006 (weighted
            average of $1.08 per share)                             475,000
                                                                    -------
            Total                                                   835,497
                                                                    =======

   A summary of stock option activity and weighted average exercise price for the year ended December 31, 2003 and the twelve months ended December 31, 2003 are as follows:

                                                                     Weighted
                                                                     Average
                                                 Options          Exercise Price
                                             --------------       --------------

   Outstanding, January 1, 2002                  475,000               $   1.08
    Granted                                            -                      -
    Exercised                                          -                      -
   Forfeited/Cancelled                                 -                      -
                                             --------------       --------------
   Outstanding, December 31, 2002                475,000               $   1.08

   Granted                                             -                      -
   Exercised                                           -               $      -

                          REZCONNECT TECHNOLOGIES, INC.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS

                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)








   Forfeited/Cancelled                                 -                      -
   Outstanding, September 30, 2003               475,000               $   1.08
                                             ==============       ==============

   Exercisable at September 30, 2003             475,000               $   1.08
                                             ==============       ==============

   A summary of stock options outstanding and exercisable as of December 31, 2002 and September 30, 2003 are as follows:


                                      Options Outstanding          Options Exercisable
                                 --------------------------- ----------------------------
                                     Weighted      Weighted                   Weighted
   Exercise         Number           Average        Average    Number          Average
    Prices        Outstanding    Remaining Life    Exercise  Exercisable   Exercise Price
   --------       -----------    --------------    --------  -----------   --------------

      $1.00           410,000       5 Years          $1.00      351,000         $1.00
      $2.00            65,000       5 Years          $2.00       45,000         $2.00

6. INCOME TAXES

   As a result of the Company's operating losses for the twelve months ended December 31, 2003 and 2002, no current income taxes are provided.

   As of December 31, 2003, the Company has net deferred tax assets of approximately $1,988,000 which consists principally of the income tax benefits of net operating loss carry forwards of approximately $4,970,000 which begin to expire in 2019. Due to the Company's history of operating losses, a valuation allowance in the amount of net deferred assets has been recorded.

7. SEGMENT INFORMATION

   The Company currently operates in three business segments: providing and selling management services within the travel industry, including franchising activities, developing and commercializing Internet-based technology programs and on-line travel store services

   Summarized financial information concerning the Company's reportable segments is shown in the following table. The "other" column includes corporate items not specifically allocated to the segments.

                          REZCONNECT TECHNOLOGIES, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                 TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)


7. SUBSEQUENT EVENTS
   On February 11, 2003, the Company's Board of Directors approved and ratified the issuance of 800,000 shares to Your Travel Biz, Inc. and 200,000 shares to YTB Travel and Cruises, Ltd. in exchange for an exclusive contract to service the Company's web-sites and travel services over a 20-year period. The Company loaned YTB Travel and Cruises Ltd. and Your Travel Biz, Inc. $150,000, $100,000 of which will be repaid beginning December 1, 2003, in monthly installments of $10,000 including interest at 8% per annum. The remaining $50,000 will be repaid through the issuance of credits against monthly billings.